UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2024

AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37977	98-1341933
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Earlsfort Terrace Dublin 2, Ireland, D02 T380	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 901-5201

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	AVDL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2024, Avadel Pharmaceuticals plc (the “Company”) entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) pursuant to which the Company may offer and sell its ordinary shares, nominal value $0.01 per share (the “Ordinary Shares”), from time to time, through an “at the market offering” program under which Jefferies will act as sales agent. The Sales Agreement replaces the Company's previous Open Market Sale AgreementSM with Jefferies, dated February 4, 2020 (the “ADS Sales Agreement”), which provided for the sale of ADSs by the Company. The Company terminated the ADS Sales Agreement upon effectiveness of the Sales Agreement following the mandatory exchange of the ADSs and the direct listing of the Ordinary Shares on the Nasdaq Stock Market on April 15, 2024.

The Ordinary Shares will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-267198), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2022, as amended, and declared effective by the Commission on September 12, 2022, as supplemented by the prospectus supplement dated May 8, 2024 (the “Prospectus Supplement”). The Company may offer and sell Ordinary Shares having an aggregate offering price of up to $100,000,000 under the Prospectus Supplement.

Under the Sales Agreement, the Company will set the parameters for the sale of Ordinary Shares, including the number of Ordinary Shares to be issued, the time period during which sales are requested to be made and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Jefferies may sell the Ordinary Shares (a) in privately negotiated transactions with the consent of the Company; or (b) by any other method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including block transactions, sales made directly through the Nasdaq Global Market or any other existing trading market for the Ordinary Shares. Jefferies will use its commercially reasonable efforts in conducting sales activities consistent with its normal trading and sales practices. Jefferies and the Company each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The Sales Agreement provides that Jefferies will be entitled to aggregate compensation for its services an amount equal to 3.0% of the gross proceeds of any Ordinary Shares sold through Jefferies under the Sales Agreement. Jefferies and the Company have no obligation to sell any Ordinary Shares under the Sales Agreement and may at any time suspend any sale under the Sales Agreement. The Company has agreed in the Sales Agreement to provide indemnification and contribution to Jefferies against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The foregoing description of the material terms of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Arthur Cox LLP relating to the Ordinary Shares that may be sold pursuant to Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01 Other Events.

Effective May 8, 2024, the Company suspended and terminated the ATM prospectus dated September 12, 2022 (the “ADS ATM Prospectus”) related to the sale of Ordinary Shares represented by American Depositary Shares (the “ADSs”) in an “at-the-market offering” pursuant to the terms of the ADS Sales Agreement. The Company will not make any further sales of ADSs pursuant to the ADS Sales Agreement. Prior to the termination of the ADS Sales Agreement, the Company had issued and sold 1,112,717 ADSs with an aggregate sales price of $13.5 million, resulting in net proceeds to the Company of approximately $13.1 million under the ADS ATM Prospectus.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Open Market Sale AgreementSM, dated as of May 8, 2024, by and between the Company and Jefferies LLC
5.1	Opinion of Arthur Cox LLP
23.1	Consent of Arthur Cox LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVADEL PHARMACEUTICALS PLC

	By:	/s/ Jerad G. Seurer
Date: May 8, 2024		Name:	Jerad G. Seurer
		Title:	General Counsel & Corporate Secretary